SCHEDULE 13D:  EXHIBIT 3

                             SHAREHOLDERS' AGREEMENT



      THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the ____ day of ________, 2001, by and among The Raytech Corporation Asbestos Personal Injury Settlement Trust (the "PI Trust"), Murray Drabkin, not individually but solely as the Shareholder Representative (as such term is defined in Raytech Corporation's Second Amended Plan of Reorganization), and Raytech Corporation ("Raytech").

                                R E C I T A L S:

      WHEREAS, Raytech has reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States District Court for the District of Connecticut, known as In re Raytech Corporation, Debtor, Case No. 5-89-00293; and

      WHEREAS, Raytech Corporation's Second Amended Plan of Reorganization (the "Plan") has been confirmed by the Bankruptcy Court; and

      WHEREAS, the Plan provides, inter alia, for the PI Trust to provide "tag-along" rights to the Public Shareholders (as such term is defined below) of Raytech in certain defined circumstances;

      WHEREAS, this Agreement establishes the mechanism for providing the tag-along rights to the Public Shareholders;

      NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants herein contained, the parties hereto agree as follows:

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                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

      1.01. Definitions. For purposes hereof, the following terms when used herein and initially capitalized shall have the meanings set forth below:

      "Legal Representative" shall mean and include any Person empowered or entitled to act with respect to the property of the PI Trust, including, but not limited to, any executor, administrator or trustee.

      "Person" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

      "Public Shareholder" means any Person that holds New Raytech Common Stock (as such term is defined in the Plan) that is not the PI Trust, the United States of America or the State of Connecticut.

      1.02 Construction. The masculine pronoun whenever used herein shall be construed so as to include the feminine and the neuter, and the singular shall be deemed to include the plural, whenever the context so requires.

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                                   ARTICLE II

                                TAG-ALONG RIGHTS

      (a) In the event that the PI Trust desires to sell 90% or more of the New Raytech Common Stock issued to the PI Trust on the Effective Date, as adjusted for any subsequent stock splits, dividends, recapitalizations or similar events, to a Person and its affiliates and subsidiaries in a single transaction or a series of transactions (a "Proposed Purchaser" and such transfer, a "Proposed Transfer"), then such PI Trust's right to accept or initiate such a transaction shall be conditioned upon the Proposed Purchaser making a tender offer to the Public Shareholders to purchase a pro rata portion (equivalent to the percentage of New Raytech Common Stock to be purchased from the PI Trust) of such Public Shareholders' New Raytech Common Stock for the same price per share, with the same form of consideration and otherwise upon the same terms and conditions as the Proposed Transfer.

      (b) The PI Trust shall, not less than 30 days prior to a Proposed Transfer, notify the Shareholder Representative in writing of such Proposed Transfer (the "Proposed Transfer Notice"). Such Proposed Transfer Notice shall set forth: (i) the number of shares of New Raytech Common Stock proposed to be transferred (the "Transferred Securities"); (ii) the name(s) and address(es) of the Proposed Purchaser(s); (iii) the proposed amount and all forms of consideration and terms and conditions of payment offered by such Proposed Purchaser, including the proposed date for the closing of the Proposed Transfer (the "Scheduled Closing"); and (iv) that the Proposed Purchaser has been informed of the tag-along rights of the Public Shareholders provided for in this

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Section and has agreed to purchase the Transferred Securities in accordance with the terms hereof.

      (c) In the event that the Proposed Purchaser(s) does not effect the tender offer to purchase New Raytech Common Stock from such Public Shareholders as required by Section 2.01(a) hereof, then the PI Trust shall not sell any New Raytech Common Stock to the Proposed Purchaser pursuant to the Proposed Transfer.

                                   ARTICLE III

                        ENDORSEMENT ON STOCK CERTIFICATE

      3.01 Upon the Effective Date of the Plan, all certificates evidencing the shares New Raytech Common Stock distributed to the PI Trust pursuant to the Plan shall be endorsed as follows:

      "NOTICE: This certificate and the shares of common stock evidenced hereby are subject to the restrictions stated in, and may not be sold, transferred, encumbered, or otherwise disposed of in any manner, voluntarily or involuntarily, except upon compliance with the provisions of that certain Shareholders' Agreement dated as of __________, 2001, copies of which are on file in the offices of the PI Trust , and the provisions of which are incorporated herein by reference."

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                              ARTICLE IV

                SPECIFIC PERFORMANCE: INJUNCTIVE RELIEF

     By execution and delivery hereof, each party hereto hereby acknowledges and agrees that each of the parties to this Agreement will be entitled to enforce such party's rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in such party's favor. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in such party's sole discretion apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting a bond or proving actual damages.

                               ARTICLE V

                                 TERM

      5.01 Term. This Agreement shall commence on the date hereof and shall continue until terminated upon the earliest to occur of any of the following events:

            (a)   dissolution of Raytech or the PI Trust;

            (b) the completion of a tender offer for the shares of New Raytech Common Stock held by Public Shareholders as required by Section II(a) hereof;

            (c)   the fifteenth year anniversary of this Agreement.

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      5.02 Termination. Upon termination of this Agreement, Raytech or the PI Trust shall, upon surrender to it by the PI Trust of the certificates representing the outstanding Shares then held by the PI Trust, issue to the PI Trust new certificates for an equal number of Shares but without the endorsement set forth in Article IV hereof.

                              ARTICLE VI

                             COMPENSATION

      6.01 Annual Fee. Raytech shall pay the Shareholder
Representative an annual fee of $10,000.00, payable in advance.

      6.02 Expenses. Raytech shall reimburse the Shareholder Representative for all reasonable out-of-pocket expenses incurred in connection with the performance of his or her responsibilities under this Agreement, excluding attorneys' fees; provided, however, that in the event of a Proposed Transfer which shall not be in compliance with
Article II hereof, Raytech shall pay all reasonable attorneys' fees incurred by the Shareholder Representative in enforcing the rights of the Public Shareholders under Article II hereof, provided that such fees shall not exceed $50,000. Notwithstanding the foregoing, in addition, in the event that the Shareholder Representative is required to enforce the rights of the Public Shareholders under Article II hereof by the filing of an action or otherwise, then the Shareholder Representative may recover all reasonable expenses, including attorneys' fees and costs, from the PI Trust in the event that the Shareholder Representative obtains a final order that is not the subject of an appeal determining that a Proposed Tender is not in compliance with Article II hereof. Any dispute over the reasonableness of any fees incurred by the Shareholder Representative shall be resolved by mandatory arbitration.

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                             ARTICLE VII

              RESIGNATION OF SHAREHOLDER REPRESENTATIVE

      7.01 Resignation. The Shareholder Representative may resign and be discharged from any future obligations and liabilities hereunder by giving written notice thereof to the Board of Directors of Raytech and the Trustees of the PI Trust at least 30 days prior to the effective date of such resignation. Such resignation shall become effective on the day specified in such notice.

      7.02 Appointment of a Successor Shareholder Representative. If, at any time, the Shareholder Representative shall give notice of his intent to resign or shall become incapable of acting as determined by a court of competent jurisdiction, the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, or such other court of competent jurisdiction, shall choose, upon notice and a hearing, a successor Shareholder Representative to act under this Agreement.

      7.03 Acceptance of Appointment by Successor Representative. Any successor Shareholder Representative appointed hereunder shall execute an instrument accepting such appointment hereunder in the form determined by the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, or such other court of competent jurisdiction. Thereupon, such successor Shareholder Representative shall, without any further act, become vested with all of the rights, powers, trusts and duties of its predecessor hereunder with like effect as if originally named herein.

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                             ARTICLE VIII

                            MISCELLANEOUS

      8.01 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party of circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

      8.02 Governing Law. This Agreement shall be construed under the laws of the State of Connecticut (without regard to Connecticut conflicts of law principles). By executing this Agreement, the PI Trust and the Shareholder Representative thereby consents to, and agrees not to contest, the jurisdiction of any court sitting in Connecticut to hear any action brought under this Agreement.

      8.03 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed may be deemed to be an original.

      8.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Public Shareholders, the PI Trust and their respective heirs, executors, Legal Representatives and permitted assigns.

      8.05 Notices. All notices required to be given under the terms of this Agreement or which any of the parties may desire to give hereunder shall be in writing and shall be deemed given upon personal delivery or two (2) days after deposit in the United States mail,

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registered or certified, postage prepaid, addressed to the party to be notified at the following address or at such other address as the party to be notified may, from time to time in writing, furnish to the other parties in the manner provided in this Section:

If to the Shareholder                  Murray Drabkin
Representative:                        1814 24th Street, N.W.
                                       Washington, DC 20008

with a copy to:                        Stephen E. Garcia
                                       Kaye, Scholer, Fierman, Hays &
                                       Handler
                                       200 S. Wacker
                                       Chicago, Illinois 60606

If to the PI Trust:



with a copy to:



If to Raytech or its
Board of Directors :



with a copy to:




      8.06 Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

      8.07 Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by all the parties hereto.

      8.08 Entire Agreement. This Agreement, together with the other documents and instruments referred to herein, constitutes the entire

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agreement of the parties and supersedes all other prior agreements, oral or written, with respect to the subject matter hereof.

      8.9 Computation of Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

      8.10 Waiver. The waiver by and party hereto of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first mentioned above.

                                        THE RAYTECH CORPORATION
                                        ASBESTOS PERSONAL INJURY
                                        SETTLEMENT TRUST


                                        By:
                                           -------------------------------------

                                        Its:
                                            ------------------------------------


                                        RAYTECH CORPORATION


                                        By:
                                           -------------------------------------

                                        Its:
                                            ------------------------------------
                                            Murray Drabkin, not individually,
                                            but solely as the Shareholder
                                            Representative